EXHIBIT 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”), effective as of April 1, 2017, is by and between Ultimark Products, Inc., a Delaware corporation, having its principal office at 1 Belmont Avenue, Suite 602, Bala Cynwood, Pennsylvania 19004 ("Licensor") and CCA Industries, Inc., a Delaware corporation, having its principal office at 65 Challenger Road, Suite 340, Ridgefield Park, New Jersey 07660 ("Licensee").
WITNESSETH:
WHEREAS, Licensor is the sole and exclusive owner of and holds the exclusive right to the Porcelana brand, formulas, packaging designs and trademarks (together hereinafter collectively or individually as the context requires, “Porcelana”) more particularly described on Schedule A hereto; and
WHEREAS, Licensee has requested Licensor to grant Licensee the right to use Porcelana in the Territory (as defined in Section 6) in connection with the Products (as defined in Section 1) and Licensor is willing to grant to Licensee a license to use Porcelana on the terms and conditions set out in this Agreement;
NOW THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	LICENSE AND GRANT

(a)
Licensor hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates (as defined below), royalty-bearing, sublicensable, right and license throughout the Territory to use Porcelana in connection with the design, development, manufacture, advertising, marketing, promotion, offering for sale, sale and distribution of products based upon or using Porcelana (hereinafter known as “Products”) within the Territory. Licensor covenants and agrees with Licensee that during the Term, Licensor shall not grant any license or similar right with respect to the Porcelana to any Affiliate or third party in the Territory. For purposes of this Agreement, the term “Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person or entity. As used in this definition of Affiliate, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean to possess the power to direct the management or policies of an entity, whether through: (a) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting interest in such entity; (b) the right to appoint fifty percent (50%) or more of the directors or equivalent of such entity; or (c) by contract or otherwise.

(b)
Except as set forth in this Agreement, Licensee shall not acquire any license or other intellectual property interest or other property right, by implication or otherwise, under or to any intellectual property or other property owned or controlled by Licensor or its Affiliates.

(c)
Licensor represents and warrants that: (i) Licensor is the exclusive owner of all right, title and interest in and to Porcelana, including, without limitation, the Porcelana trademarks listed on Schedule A (the “Licensed Marks”); (ii) Licensor owns Porcelana free and clear of any: (a) liens, charges, security interests, and encumbrances or licenses that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder; and (b) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to Licensee hereunder; (iii) Licensor has the full and exclusive right and authority to grant the license herein to Licensee; (iv) Licensor has not received any notice from any third party asserting or alleging that Porcelana or any product based upon or using Porcelana would infringe or misappropriate, the intellectual property rights of any third party; and (v) neither Licensor nor any of its Affiliates has entered into any other agreement granting any right, interest or claim in or to Porcelana and the grant of the license pursuant to this Agreement does not in any way constitute an infringement of any trademark or intellectual property rights of any third party.

(d)
Any and all goodwill arising from Licensee’s use of the Licensed Marks shall inure solely to the benefit of Licensor, and, except to the extent the Purchase Option Closing occurs, neither during or after the termination of this Agreement shall Licensee assert any claim to such Licensed Marks or such goodwill. Licensee shall not take any action that could be detrimental to the goodwill associated with the Licensed Marks or Licensor.

2.	TECHNICAL ASSISTANCE

Licensor shall generally consult with Licensee concerning the design, manufacture, merchandising and promotion of the Products.

3.	TERM

This Agreement shall be effective April 1, 2017 and shall be for a term of one year ending on March 31, 2018. This Agreement may be renewed, at Licensee’s option upon written notice delivered to Licensor prior to the end of the then current term, for up to two (2) additional one year terms (the initial term of this Agreement, together with any renewal terms, the “Term”) This Agreement shall immediately terminate upon the Purchase Option Closing (as defined in Section 5).

4.	MANUFACTURE AND QUALITY CONTROL

The nature and quality of the Products shall be subject to the approval of the Licensor, which approval shall not be unreasonably withheld and in connection therewith:

(a)	The Products shall be of quality and shall manufactured according to the prevailing standards of the health and beauty aids industry.

(b)
The Products sold by Licensee here under shall be manufactured only by quality manufacturers selected by Licensee. Licensee, and not Licensor, shall be solely responsible for the manufacture and production of Licensee's requirements thereof and for the marketing, sale and delivery of the Products.

(c)
Prior to commercial production of any Product, Licensee shall deliver to Licensor for its inspection and approval, free of charge, one prototype sample of each such Product proposed to be manufactured and sold by Licensee and thereafter, upon Licensor's request, Licensee shall submit to Licensor, free of charge, a reasonable quantity of production samples of the Products. Licensor may disapprove of any samples submitted by Licensee which in the Licensor's reasonable opinion, do not conform to the quality standards and specifications established by Licensor or which are reasonably deemed by Licensor not to be consistent with the quality and reputation associated with Porcelana. Licensor shall not unreasonably disapprove of any samples. In the event Licensor disapproves of any samples, Licensee shall not manufacture market, advertise, promote, sell or distribute any of the Products that were rejected until Licensee makes such modifications in the manufacturing process, methods of manufacture and material and components used, as Licensor shall reasonably and specifically request. Licensor may disapprove of any samples required to be delivered to it hereunder upon notice received by Licensee within ten (10) days after such delivery to Licensor and if Licensee does not receive notice of approval or disapproval within such period, such samples shall be deemed approved.

(d)
Licensee shall furnish to Licensor proposed product packaging for each Product that Licensee proposes to manufacture, sell and distribute. Licensor shall not disapprove of any such proposed product packaging unreasonably, and if Licensee does not receive notice of such approval or disapproval within ten (10) days after receipt of such product packaging by Licensor, such product and packaging shall be deemed approved. Licensee may not use any product or packaging unless Licensor has approved such use or has been deemed to have done so hereunder.

(e)	All Products shall be manufactured, packaged, labeled, distributed, marketed, advertised and sold in accordance with all applicable governmental regulations in the Territory.

(f)	Licensee will be responsible, at its own cost and expense, for all sample making and the development and manufacture of the Products.

5.	OPTION TO PURCHASE

Licensee shall have the option to purchase all assets and rights comprising Porcelana, including all goodwill relating thereto, from the Licensor during the Term for an amount not to exceed U.S. $3,200,000, subject to the negotiation of a definitive purchase and sale agreement containing terms customary for transactions of such nature. Upon closing of the purchase (the “Purchase Option Closing”), all payment obligations between the parties shall be trued up, this Agreement shall terminate, and no further royalties or other compensation from Licensee will be due hereunder.

6.	TERRITORY

“Territory” means worldwide.

7.	PERCENTAGE ROYALTY; EXISTING INVENTORY

(a)
In consideration of the License and rights granted herein, Licensee shall pay to Licensor a royalty of ten percent (10%) (the “Percentage Royalty”) on the amount of the Licensee's Gross Factory Sales (as hereinafter defined) of Products manufactured and sold under this Agreement. There shall be no minimum royalty for any period under this Agreement.

(b)
The term "Gross Factory Sales" shall mean the gross sales price for all sales, shipments or transfers of Products manufactured and sold hereunder by or for Licensee or any of its Affiliates (exclusive of sales or value added tax) after the effective date of this Agreement. Gross Factory Sales shall be deemed to have been made when invoiced by Licensee.

(c)
Licensee shall pay the Percentage Royalty each fiscal quarter commencing the fiscal quarter beginning with the first sales of the Product. Payments shall be made within forty-five (45) days after the end of each fiscal quarter. The fiscal quarter shall be based on the fiscal quarters of the Licensee.

(d)
The parties agree that Licensee shall purchase from Licensor all good and saleable inventory of Products in Licensor’s possession or control as of April 1, 2017 at Licensor’s cost, without mark-up. Licensor shall invoice Licensee for such Products upon delivery and all such good and saleable Product shall be paid for by Licensee no later than September 30, 2017.

(e)
Licensee shall not be responsible for any returns for Products sold by the Licensor, co-operative advertising deductions for advertising that occurred prior to the effective date of this Agreement, or any other deductions that pertain to Product sales that occurred prior to the effective date of this Agreement (together hereinafter known as “Licensor Deductions”). Licensor shall promptly reimburse Licensee for any Licensor Deductions within ten (10) days after Licensee gives notice thereof to the Licensor. Licensee shall have the rights to offset and deduct any unreimbursed Licensor Deductions from any royalty or inventory payments due under this Agreement.

(f)
All payments to a party hereunder shall be timely paid in the full amount and, except as expressly set forth in this Agreement, without any deduction or offset therefrom, at such place as the party entitled to receive such payment may specify. In the event payments due under this Agreement are not received by the party entitled to receive such payment by the due date, the party obligated to make such payment shall pay to receiving party interest on the overdue payment from the date such payment was due to the date of actual payment at a rate of 1% per month, or if lower, the maximum amount permitted under law.

(g)	Unless otherwise agreed by the parties, all payments under this Agreement shall be made in U.S. Dollars.

8.	BOOKS AND RECORDS

(a)
Licensee shall keep and maintain in the regular course of its business, in accordance with generally accepted accounting principles, complete and accurate books and records covering all transactions relating to the license granted herein including the amount of Gross Factory Sales of the Products manufactured and sold hereunder, the amount of Percentage Royalty payable here under by Licensee and the manner in which such royalty was computed. Licensee shall preserve and keep available all such books and records for at least three (3) years after the year to which they relate.

(b)
Licensor agrees and acknowledges that all books, records, correspondence,    customer lists and data of Licensee pertaining to transactions relating to the license granted herein are the exclusive property of Licensee. Licensor acknowledges that customer lists compiled by Licensee for the Products constitute trade secrets and are the exclusive property of Licensee and that at no time during the Term, if any, or upon termination of the license, shall Licensor utilize said customer lists for any purpose except to verify and confirm the amount of Gross Factory Sales of the Products, the royalties due Licensor, or in connection with collection of any amount due hereunder of the enforcement of any other rights hereunder.

(c)
Licensor shall have the right during the Term and for one (1) year thereafter, at its cost and expense during regular business hours, to inspect and copy and make extracts from said books and records and to designate an authorized representative, including without limitation, a certified public accounting firm, to audit Licensee's books and records and to conduct such further investigation as Licensor shall deem necessary to verify Licensee's performance of all its obligations hereunder including, without limitation, payments of Percentage Royalty.

(d)
If, as a result of any examination of Licensee's books and records, it appears that Licensee's royalty payments were less than the amount which should have been paid, Licensee shall promptly pay the amount of discrepancy or shortage, which shall bear interest at of 1% per month, or if lower, the maximum amount permitted under law, and if the amount of such discrepancy or shortage shall be an amount equal to at least three percent (3%) of the Percentage Royalty actually paid during the period in question, Licensee shall reimburse Licensor for the cost of such examination.

(e)
The Licensor acknowledges that all information of Licensee which was or will come into its possession or knowledge in accordance with the provisions of this Section 8, consists of confidential and proprietary data whose disclosure to third parties or use by third parties would be damaging to the Licensee and accordingly, the Licensor undertakes to hold such material information in the strictest confidence and not to disclose same to any other party.

9.	SALES AND PROMOTION

(a)	Licensee shall use its commercially reasonable best efforts in its sole discretion, to promote and develop the sale of the Products and to exploit the rights granted hereunder in the Territory.

(b)
Prior to the first use or appearance in any media, Licensee shall submit to Licensor for its inspection and approval, which approval shall not be unreasonably withheld, free of charge, specimens of all advertising, public relations and promotional materials for the Products. All such materials shall be subject to Licensor's prior approval and shall be deemed approved if notice of rejection is not given to Licensee within ten (10) days after receipt by Licensor.

10.	TERMINATION

(a)
If either party shall otherwise fail to perform any of the terms, conditions, agreements or covenants in this Agreement, and such default shall continue uncured after written notice for a period of thirty (30) days after notice thereof to the party in default, the nondefaulting party shall have the right to terminate this Agreement upon written notice.

(b)
Either party may by written notice, terminate this Agreement immediately without incurring thereby any liability to the other, except as hereinafter set forth, in the event the other party shall: (A) be dissolved, be adjudicated, insolvent or bankrupt or cease operations, be unable to admit in writing its ability to pay its debts as they mature or make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors, or file for relief under any insolvency law (except that Licensor may not terminate this Agreement hereunder if Licensee is subject to any bankruptcy proceeding described above); (B) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee or liquidator of all or substantial part of its assets or affairs, or authorize such applications or consent, or permit any proceedings seeking such appointment to be commenced against it (whether voluntary or involuntary) which continues undismissed for a period of thirty (30) days; (C) be the subject of any other proceeding not defined above whereby any of the property or assets of Licensee is or may be distributed among its creditors (or any group of them).

(c)	Licensee shall have the right to terminate this Agreement for convenience at any time upon thirty (30) days’ prior written notice.

(d)	On the expiration or sooner termination of this Agreement:

1)	Unless in connection with a termination resulting from the Purchase Option Closing:

(A)	the rights and license granted to Licensee herein shall forthwith terminate and automatically revert to Licensor;

(B)	Licensee shall discontinue all use of the Licensed Marks; and

(C)	Licensor may, in its sole discretion, enter into such arrangements as it deems desirable, with any other party, for the manufacture, promotion and sale of the Products.

2)	All Percentage Royalties on sales of the Products to the date of expiration or termination shall become immediately due and payable.

3)	Licensor shall immediately reimburse Licensee for any unreimbursed Licensor Deductions.
Following expiration or termination of this Agreement, Licensee may manufacture no additional Products, but may, subject to the payment of Percentage Royalties herein, continue to distribute and sell its remaining inventory for a period not to exceed six (6) months following such termination or expiration, subject to payment of applicable royalties thereto. Licensee shall deliver as soon as practicable to Licensor, following the expiration or termination of this Agreement a statement indicating the number and description of Products on hand. Licensor shall have the right to conduct a physical inventory in order to ascertain or verify such inventory and/or statement. In the event Licensee refuses to permit Licensor to conduct such physical inventory, the Licensee shall forfeit their right hereunder to dispose of such inventory. Notwithstanding anything else in this Agreement to the contrary, the foregoing shall not apply in connection with a termination resulting from the Purchase Option Closing.

(e)
The termination or expiration of this Agreement shall not relieve either party of any obligation or claim for damages due to Licensor arising or accrued prior to or as of the date of such termination or expiration.

11.	INSURANCE

Licensee, at its own expense, shall procure from a responsible insurance carrier, and maintain in full force and effect at all times during which Products may be sold hereunder, a Products liability insurance policy with respect to the Products manufactured and sold hereunder with a limit of liability of not less than One Million ($1,000,000) Dollars. Licensor and Licensee shall name each other as covered parties, as their interests shall appear, and such insurance policy shall provide for at least ten (10) days prior written notice to any cancellation or modification. The parties shall deliver to each other, promptly upon issuance, a full and complete copy of said insurance policy and shall, from time to time upon request, promptly furnish to the other part ,evidence that said insurance policy is in full force and effect.

12.	GOVERNING LAW

This Agreement shall be deemed to have been entered into in the State of New Jersey, and shall be construed, interpreted and enforced in accordance with the laws of that State applicable to agreements made and to be performed in the State of New Jersey without giving effect to the conflict of laws principles thereof.

13.	ARBITRATION

Any and all disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determined exclusively by arbitration in New Jersey, by a single arbitrator, pursuant to the then existing rules of the American Arbitration Association for commercial arbitration (except disputes, controversies and claims relating to specific performance, as to which the parties hereby confer jurisdiction upon and consent to the jurisdiction of the courts of the State of New Jersey and the United States federal courts in said State.). The arbitrators shall have no power to award specific performance, rescission or injunctive relief, nor the power to modify, alter, enlarge upon or otherwise change any of the provisions or terms and conditions of this Agreement. The arbitration shall be final and binding upon the parties and judgment there on may be entered in the courts of the State of New Jersey and the United States federal courts in said State, and the parties hereby consent to the jurisdiction of such courts for such purposes. Service of any notice, process, motion or other document in connection with any arbitration proceeding, any arbitration award or any other action or proceeding, maybe by personal service or by certified or registered mail return receipt requested, addressed to the party intended at its address for the receipt of notices as herein set forth.

14.	SUSPENSION

If Licensee suspends or discontinues its regular business operations with regard to the Products for any reason whatsoever, including force majeure, Licensor shall have the right to terminate this Agreement forthwith by giving six (6) months’ notice to Licensee unless prior to the expiration of the six (6) months period, Licensee resumes its regular business operations with regard to the Products without further suspension or discontinuance.

15.	INDEMNIFICATION

(a)
Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns (“Licensor Indemnitees”) from and against all claims, allegations, suits, actions or proceedings asserted against any Licensor Indemnitee by any third parties, whether governmental or private (“Third Party Claims”), and all associated damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts), together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations, investigations and injunctions that arise therefrom (“Losses”), to the extent arising out of or resulting from: (i) a material breach by Licensee or any of its Affiliates, subcontractors or agents of any of Licensee’s representations, warranties, covenants or agreements under this Agreement; or (ii) violation of applicable law by Licensee; provided, however, that in all cases referred to in this Section 15(a), Licensee shall not be liable to indemnify any Licensor Indemnitee for any Losses to the extent that such Losses were caused by (A) the negligence or greater standard of culpability of Licensor or any of its Affiliates, subcontractors or agents, (B) any breach by Licensor or any of its Affiliates, subcontractors or agents of Licensor’s representations, warranties, covenants or agreements under this Agreement, or (C) matters for which Licensor has an obligation to indemnify a Licensee Indemnitee pursuant to Section 15(b).

(b)
Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and each of their respective officers, directors, shareholders, employees, successors and assigns (“Licensee Indemnitees”) from and against all Third Party Claims, and all associated Losses, to the extent arising out of or resulting from: (i) a material breach by Licensor or any of its Affiliates, subcontractors or agents of any of its representations, warranties, covenants or agreements under this Agreement; (ii) a claim or demand by a Third Party that Porcelana in or for the Territory infringes any intellectual property or other proprietary rights of such third party; (iii) violation of applicable law by any Licensor Indemnitee; or (iv) any defect in any product supplied by Licensor to the Licensee; provided, however, that in all cases referred to in this Section 15(b), Licensor shall not be liable to indemnify any Licensee Indemnitee for any Losses to the extent that such Losses were caused by (A) the negligence or greater standard of culpability of Licensee or any of its Affiliates, subcontractors or agents, (B) any breach by Licensee or any of its Affiliates, subcontractors or agents of Licensee’s representations, warranties, covenants or agreements under this Agreement, or (C) matters for which Licensee has an obligation to indemnify any Licensor Indemnitee pursuant to Section 15(b).

(c)
In the case of a Third Party Claim as to which a party (the “Indemnitor”) may be obligated to provide indemnification pursuant to this Agreement, such party seeking indemnification hereunder (“Indemnitee”) will notify the Indemnitor in writing of the Third Party Claim (and specifying in reasonable detail the factual basis for the Third Party Claim and to the extent known, the amount of the Third Party Claim) reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnitor shall have been actually materially prejudiced as a result of such failure. The Indemitee shall afford the Indemnitor thirty (30) days following notification of a Third Party Claim for which indemnification will be sought acknowledge in writing its obligation and agreement to defend, contest, negotiate and compromise or settle such Third Party Claim in the Indemnitee’s name and in such event, the Indemnitor shall not compromise or settle any such Third Party Claim prior written consent of the Indemnitee. If the Indemnitor does not elect to assume control by written acknowledgement of the defense of any Third Party Claim within the thirty (30)

day period set forth above, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnitor, the Indemnitee shall have the right, at the expense of the Indemnitor, after five (5) business days’ written notice to the Indemnitor of its intent to do so, to undertake the defense of the Third Party Claim for the account of the Indemnitor (with counsel selected by the Indemnitee), and to compromise or settle such Third Party Claim, exercising reasonable business judgment.

16.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither Licensor nor License may assign any of its rights or delegate any of its liabilities or obligations hereunder without the prior written consent of the other party, except that without the prior consent of the other party (but with prior written notice to): (a) either party may assign this Agreement to any purchaser of all or substantially all of its assets or business to which this Agreement relates; (b) either party may assign this Agreement and/or its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates; and (c) either party may assign any of its rights to payments of royalties or any other amounts due under this Agreement to any of its Affiliates or any third party. No assignment hereunder shall relieve the assigning party of its responsibilities or obligations hereunder; provided, further that any assignee (other than an assignee under clause (b) of this Section 16) shall agree in writing to be bound by all of the obligations of the assigning Party hereunder. Any purported assignment or transfer in violation of this Section 16 will be void ab initio and of no force or effect.

17.	NOTICES

All notices, approvals, requests or consents permitted or required under this Agreement shall be in writing and shall be deemed given when so delivered in person, by overnight courier, or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested), to the parties at their respective addresses set forth above. Notices to Licensor as well as deliveries of all materials or articles to be approved, including but not limited to samples, packaging and advertising shall be directed to the attention of the Chief Executive Officer of Licensor and notices to Licensee shall be directed to the attention of the Chief Financial Officer of Licensee. By a notice hereunder either party may change the address hereunder or the person to whom any notice or delivery shall be directed.

18.	REMEDIES AND WAIVERS

The failure of either party to claim or assert a right under this Agreement will not be deemed a waiver there of unless a time limit is provided for this Agreement for the exercise of such rights. Any waiver, whether express or implied of any provisions of this Agreement shall not constitute a continuing waiver of such or any other provision of the Agreement. All remedies specified herein or otherwise available shall be cumulative and in addition to any and every other remedy provided herein or now or herein after available.

19.	NO AGENCY RELATION

Nothing herein contained shall create or be deemed to create any agency, partnership or joint venture between the parties thereto, and Licensee shall have no power or authority to obligate or bind Licensor in any manner whatsoever.

20.	INTERPRETATION AND CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided in this Agreement, the word “including” does not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation.” Unless otherwise expressly provided in this Agreement, the terms “shall have responsibility for”, “shall be responsible for” or the like, shall be deemed to be followed by “and shall be obligated to duly carry out such responsibility.”

21.	THIRD PARTY BENEFICIARIES

None of the provisions of this Agreement, express or implied, is intended to be or shall be for the benefit of or enforceable by any person or entity (including, without limitation, any creditor of either party hereto) other than Licensor and Licensee, their respective Indemnitees, successors and permitted assigns. No such person or entity shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either party hereto.
21.COUNTERPARTS; SIGNATURES
This Agreement may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures.

22.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions or parts here of and this Agreement shall be construed in all respects as if such in valid or unenforceable provision or parts thereof were omitted.

23.	No IMPLIED WAIVERS; RIGHTS CUMULATIVE

No failure on the part of Licensor or Licensee to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

24.	AMENDMENT

This Agreement may not be amended and no provision hereof may be modified or waived, except by an instrument in writing duly executed by each of the parties hereto.

25.	COMPLETE AGREEMENT

This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and undertakings, whether oral or written, between the parties hereto. This Agreement may be amended only by a writing executed by the parties. No finders' fees or other compensation is payable in connection with the execution of the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first set forth above.

ULTIMARK PRODUCTS, INC.
Licensor

By /s/ Lance Funston
Lance T. Funston, Chief Executive Officer

CCA INDUSTRIES, INC.
Licensee

By /s/ Stephen A. Heit
Stephen A. Heit
Executive Vice President and
Chief Financial Officer

SCHEDULE A
PORCELANA

Trademark	Client/Matter #/Subcase Country Name	Status Class(es)	Application Number/Date	Registration Number/Date
PORCELANA	688211.0108/ Australia	Registered 05 Int.	405923 28-Mar-1984	A405923 28-Mar-1984
PORCELANA	688211.0141/ Australia	Registered 03 Int.		591876
PORCELANA	688211.0113/ Canada	Registered 00 National	450275 19-Feb-1980	279528 13-May-1983
PORCELANA	688211.0118/ Ecuador	Registered 05 Int.	35866 09-Dec-1992	59/94 01-Feb-1994
PORCELANA	688211.0105/	Registered	10197002	10197002
	European Union (Community)	03 Int., 05 Int., 44 Int.	15-Aug-2011	15-Mar-2012
PORCELANA	688211.0132/	Registered	1086/88	1086/88
	Singapore	05 Int.	12-Mar-1988	12-Mar-1988
PORCELANA	688211.0135/	Registered	20498	20498
	Trinidad and Tobago	03 Int.	28-Feb-1992	03-Oct-1994
PORCELANA	688211.0136/	Registered	4801	5118
	United Arab Emirates	05 Int.	01-Feb-1994	01-Feb-1994
PORCELANA	688211.0093/	Registered	77/182,705	4,035,214
	United States of America	03 Int.	16-May-2007	04-Oct-2011
PORCELANA	688211.0096/	Registered	73/091,120	1,119,493
	United States of America	05 Int.	21-Jun-1976	05-Jun-1979